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Exhibit 10.508

PERSONAL AND CONFIDENTIAL

                        , 2004

«First_Name» «Last_Name»
«JOB_TITLE»
Chiron Corporation
«ADDRESS», M/S «MS»
«CITY_STATE_ZIP»

            Re: Share Rights Award

Dear: «First_Name»

        Pursuant to the Chiron Corporation 2004 Stock Compensation Plan (the "Plan"), Chiron Corporation (the "Company") hereby grants you a share rights award (the "Award") which will entitle you to receive shares of Company common stock. The number of shares you will receive will be based on your target award, the level of achievement of specified performance goals over a specified performance period and your service period.

        The Award is granted to you in accordance with the restrictions, terms, and conditions hereinafter set forth and is in all respects limited and conditioned by the provisions of the Plan.

        1.     Your target award is «Shrs_Grntd» («Shrs_Grntd_Wrds»). Depending on the level of performance goals achieved, you may receive up to 150% of your target shares.

        2.     The performance goals applicable to your Award and the percentage of your target award payable to you upon achievement of different levels of these goals are specified in Exhibit A. If the minimum performance goals specified in Exhibit A are not achieved, your Award will terminate.

        3.     The performance period (the "Performance Period") over which the performance is measured is June 1, 2004 to December 31, 2006.

        4.     The Compensation Committee will determine the level of performance goal achievement and the number of shares (if any) that you are entitled to receive under your Award at its meeting (the "Determination Date") held in the first calendar quarter of 2007 to determine officer bonuses and stock awards. The shares of common stock payable under your Award (including any shares payable under paragraph 5.b or 5.c) will be paid as soon as practicable following the Determination Date.

        5.     You must remain employed with the Company through the last day of the Performance Period to receive the maximum number of shares you may be eligible for under Exhibit A. If your employment terminates prior to the end of the Performance Period, the following rules will apply:

          a. If the Company terminates your employment for Cause before January 1, 2007, the Award will be canceled automatically and no shares of common stock will be issued thereunder.

          b. In the event that prior to January 1, 2007, (i) you voluntarily terminate employment with the Company for any reason (other than Retirement), (ii) your employment with the Company terminates by reason of death or permanent disability or (iii) the Company terminates your employment for any reason (other than for Cause), the Award will be canceled automatically except as follows:

            (i) if your termination date is after May 31, 2005, and before May 1, 2006, you will be entitled to receive one-third (1/3) of the number of shares that you would have received had you stayed in employment through the end of the Performance Period based on the level of performance achieved through the end of the Performance Period.

            (ii) if your termination date is after April 30, 2006, and before January 1, 2007, you will be entitled to receive two-thirds (2/3) of the number of shares that you would have received had you stayed in employment through the end of the Performance Period based on the level of performance achieved through the end of the Performance Period.

          You will be deemed to be permanently disabled if, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than 12 months, you are unable to engage in any substantial gainful employment.

          c. If you terminate employment by reason of Retirement, you will be entitled to receive that number of shares equal to the product of (i) the number of shares that you would have received had you stayed in employment through the end of the Performance Period based on the level of performance achieved through the end of the Performance Period and (ii) a fraction, the numerator of which is the number of whole months of your employment after June 1, 2004 and the denominator of which is thirty-one (31).

        6.     The issuance of shares of Common Stock under your Award is subject to satisfaction of all tax withholding obligations with respect to such shares and you agree to make appropriate arrangements with the Company to satisfy all such obligations. Unless you elect in writing to satisfy such obligations by payment in cash before issuance of shares under your Award, the number of shares of common stock which you would otherwise be entitled to receive will be reduced by that number of shares which, as of the Determination Date, has an aggregate Fair Market Value (as defined in the Plan) equal to the total amount of tax withholding obligations.

        7.     Your Award hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer, to the extent provided below, by will or the laws of descent and distribution. In the event of your death prior to the issuance of shares of common stock under your Award, any shares issuable hereunder will pass pursuant to your will or by the laws of descent and distribution.

        8.     In the event any change is made to the common stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Company affecting the outstanding common stock as a class without the Company's receipt of consideration) then, unless such change results in the termination of your Award, the number and/or class of securities subject to your Award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the Award.

        9.     The issuance of shares of common stock hereunder shall be subject to compliance by the Company and yourself or your beneficiary with all applicable requirements of law relating thereto and with all regulations of any stock exchange on which the common stock may be listed at the time of such issuance.

        10.   If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Company, enter into an agreement to merge or consolidate with another entity, or enter into a plan of reorganization or liquidation prior to January 1, 2007, then you will receive, immediately before the consummation of such transaction, a number of shares of common stock equal to 100% of your target award regardless of the level of performance goals achieved at such time. If your employment has terminated prior to such transaction, you will receive the number of shares determined under paragraph 5 based on 100% of your target award.

        11.   If there is a Change in Control of the Company pursuant to which the Award continues and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of your employment, then to the extent the Award remains outstanding at the time of such Qualifying Termination, you will receive a number of shares of common stock equal to 100% of your target award.

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        12.   For this letter agreement, the following definitions apply:

          a.     "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

            (i)    The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

            (ii)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii)  The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

          Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Company stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Company securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to you, if you are part of a purchasing group that consummates the Change-in-Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

          b.     "Qualifying Termination" means an involuntary termination of your employment by the Company for reasons other than Cause, death or permanent disability.

          c.     "Cause" means:

            (i)    Your willful failure to substantially perform your duties with the Company (other than any such failure resulting from disability);

            (ii)   Your material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of any of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct (other than conduct covered under (i) above) that is demonstrably injurious to the Company, monetarily or otherwise; or

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            (iii)  Your having been convicted of a felony.

          For purposes of this subparagraph, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

          d.     "Retirement" means termination of employment by you (by reason other than death or Cause) after all of the following has occurred (i) you have completed 5 or more years of continuous employment, (ii) you have attained age 55 and (iii) the sum of your age in full years and full years of employment equals at least 65.

        13.   Neither you nor, in the event of your death, your beneficiary shall have any rights as a shareholder with respect to the shares of common stock issuable hereunder until you shall have been issued a stock certificate for such shares. It is the intention of the parties that the Company's obligations under your Award is unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your Award.

        14.   The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your or, if applicable, your beneficiary's consent, adversely affect the rights of you or your beneficiary hereunder.

        15.   The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

        16.   This grant shall not constitute a contract of employment. The Company (or any subsidiary employing you) may terminate or change the terms of your employment at any time and for any reason and whether or not such termination or change causes a loss of rights under the Plan, except to the extent that the terms of any employment contract or, with respect to changes in your compensation, any written compensation agreement between the Company and you may expressly provide otherwise.

Very truly yours,
CHIRON CORPORATION
By	Howard H. Pien President and Chief Executive Officer

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EXHIBIT A
PERFORMANCE GOALS AND PAYOUT AMOUNT

Performance Goals

        Your Award is subject to the achievement of two separate performance goals—total shareholder return and specified milestones. The actual number of shares payable under the Award will be determined based on the level of performance achieved as specified in the table below. The minimum levels of performance for each goal must be achieved in order for you to receive any shares under the Award.

        1.     Total Shareholder Return ("TSR") is the ranking of the Company TSR compared to that of a peer group (the "Peer Group"). TSR is the sum of share price appreciation plus dividends paid over the Performance Period. The Peer Group will be comprised of companies included in the Merrill Lynch Biotech HOLDRs Trust and Serono Group. The Company TSR must perform at least in the second quintile compared to the Peer Group TSR over the Performance Period.

        2.     Milestones. There are three (3) milestones for your Award as specified on page 3 of Exhibit A. At least one of the milestones must be achieved during the Performance Period. If more than one milestone is achieved, you may be eligible for a higher percentage of your target award. The milestones may be achieved in any order.

Percent of Target Award Earned

The following table will be used to determine the actual percentage of the target award earned based on the ranking of the Chiron TSR compared to the Peer Group TSR and the number of milestones achieved:

	Number of Milestones Achieved
Ranking of Chiron TSR vs. Peer Group TSR
	1	2	3
5th Quintile	95%	120%	150%
4th Quintile	80%	110%	135%
3rd Quintile	65%	100%	120%
2nd Quintile	50%	65%	95%
1st Quintile TSR	0%	0%	0%

        Milestones for Your Award    The three (3) milestones specified for your Award are advancements in biopharma portfolio projects, blood testing and vaccines as specified below. At least one of the milestones must be achieved during the Performance Period.

1.
Biopharma Portfolio Projects. There are two (2) components to this milestone. Both Component 1 and Component 2 must be achieved:

        Component 1: One of the following must be achieved:

  (a)
  Demonstrated success based upon response rate in a randomized study of Proleukin/Rituxan combination in Rituxan-naive patients; or

  (b)
  Positive results from Phase III study of TFPI in Severe Community Acquired Pneumonia patients.

        Component 2: One of the following must be achieved:

  (a)
  Product launch of CSI; or

  (b)
  Product launch of Daptomycin.

2.
Blood Testing: U.S. Approval For Tigris/Ultrio.

3.
Vaccines: There are two (2) components to this milestone. Both Component 1 and Component 2 must be achieved:

        Component 1: Strengthening of the Company's flu franchise. At least two of the following must be achieved:

  (a)
  US pediatric flu launch;

  (b)
  flu cell culture milestones to allow EU launch in 2008 and US launch in 2010;

  (c)
  achieve planned scale up of egg-based flu production.

        Component 2: Company takes leadership in meningococcal franchise. At least two of the following must be achieved:

  (a)
  Menjugate launch in US;

  (b)
  3-year development milestones in ACWY;

  (c)
  3-year development milestones in Men B Recombinant.

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  Exhibit 10.508
EXHIBIT A PERFORMANCE GOALS AND PAYOUT AMOUNT